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Exhibit 23.5

Consent of Independent Certified Public Accountants

We consent to the inclusion in the Registration Statement on Form S-4 of NGL Energy Partners LP for the registration of senior indebtedness of NGL Energy Partners LP and NGL Energy Finance Corp., of our report dated November 14, 2012, with respect to the combined financial statements of the Businesses of the Osterman Associated Companies Contributed to NGL Energy Partners LP as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011 and to the reference to our firm under the caption "Experts" in each prospectus included in the Registration Statement.

/s/ Graham Shepherd PC
Graham Shepherd PC
Worcester, Massachusetts

December 23, 2014

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  Exhibit 23.5